EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of St. Jude Medical, Inc. for the registration of Convertible Senior Debentures and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements and schedule of Advanced Neuromodulation Systems, Inc. included in Form 8-K/A of St. Jude Medical, Inc. dated November 16, 2005 and filed on December 5, 2005 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
December 2, 2005